                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 GETTHERE INC.
                                       AT
                              $17.75 NET PER SHARE
                                       BY
                           GETTHERE ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                           SABRE HOLDINGS CORPORATION
          ------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON FRIDAY, OCTOBER 6, 2000, UNLESS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER (AS HEREINAFTER DEFINED) IS CONDITIONED UPON, AMONG OTHER THINGS,
(I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, $0.0001 PAR VALUE PER SHARE, OF GETTHERE INC. (THE "COMPANY"), THAT WOULD REPRESENT A MAJORITY OF THE SHARES ENTITLED TO VOTE THAT ARE OUTSTANDING ON A FULLY DILUTED BASIS AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, WARRANTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OR SUCH VOTING SECURITIES, AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE TERMINATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "INTRODUCTION" AND SECTIONS 1 AND 15 HEREOF.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 28, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SABRE HOLDINGS CORPORATION, SABRE INC. AND THE COMPANY, AND THE ASSIGNMENT AND ASSUMPTION AGREEMENT, DATED AS OF AUGUST 30, 2000, BY AND AMONG SABRE INC. AND GETTHERE ACQUISITION CORP.
                           --------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (A) DETERMINED THAT EACH OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER (AS HEREINAFTER DEFINED) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (B) APPROVED THE OFFER AND THE MERGER, (C) APPROVED AND ADOPTED THE MERGER AGREEMENT, THE EXECUTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (D) RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal with the certificates representing the tendered Shares, and all other required documents, to EquiServe Trust Company, the Depositary for the Offer, or follow the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfers on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares."

    Questions and requests for assistance may be directed to D.F. King &
Co., Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                           --------------------------

September 11, 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER.......................    iii

INTRODUCTION................................................      1

THE OFFER...................................................      3

  1. Terms of the Offer; Expiration Date....................      3

  2. Acceptance for Payment and Payment for Shares..........      5

  3. Procedures for Tendering Shares........................      6

  4. Withdrawal Rights......................................      9

  5. Certain United States Federal Income Tax
    Consequences............................................     10

  6. Price Range of Shares; Dividends on the Shares.........     11

  7. Effect of Offer on Market for Shares; NASDAQ National
    Market Listing; Commission Registration; Margin
    Regulations.............................................     12

  8. Certain Information Concerning the Company.............     13

  9. Certain Information Concerning Offeror and Parent......     16

  10. Source and Amount of Funds............................     17

  11. Background of Offer...................................     18

  12. Purpose of the Offer; The Merger; Plans for the
    Company.................................................     20

  13. The Transaction Documents.............................     23

  14. Dividends and Distributions...........................     38

  15. Certain Conditions to Offeror's Obligations...........     38

  16. Certain Regulatory and Legal Matters..................     39

  17. Fees and Expenses.....................................     41

  18. Miscellaneous.........................................     41

ANNEX I--DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PARENT
 SUB AND OFFEROR............................................    I-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

    GetThere Acquisition Corp. is offering to purchase all of the outstanding common stock of GetThere Inc., for $17.75 per share, net to the seller, without interest, in cash. The following are some of the questions you, as a stockholder of GetThere, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this "Questions and Answers" section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is GetThere Acquisition Corp. We are a Delaware corporation formed for the purpose of making an offer to purchase all of the outstanding common stock of GetThere. To date, we have carried on no activities other than in connection with the offer. We are a wholly owned subsidiary of Sabre Holdings Corporation, a Delaware corporation. Sabre Holdings Corporation is the leading provider of technology and marketing services for the travel industry. See the "Introduction" to this Offer to Purchase and Section 9, "Certain Information Concerning Offeror and Parent."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of common stock of GetThere. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $17.75 per share, net to you, without interest, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or other nominee tenders your shares on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. Sabre Holdings Corporation, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and will provide us with sufficient funds for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We anticipate that these funds will be obtained from working capital and short-term financing. See Section 10, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    No. We do not believe our financial condition is relevant to your decision. We base this conclusion on several factors. We are paying you cash for your shares. The offer is not subject to any financing condition. The offer is for any and all of the outstanding shares of common stock of GetThere. See
Section 10, "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

    Unless the offer is extended, you will have until the expiration of the offer at 12:00 midnight, New York City time, on Friday, October 6, 2000, to tender your shares into the offer. We will purchase all properly tendered shares on the expiration date if the conditions to the offer are then met. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Expiration Date," and Section 3, "Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

    - we must extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares is not satisfied or, to the extent permitted by the merger agreement, waived.

    - we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer.

    - we must extend the offer for 30 business days after the time that all conditions set forth in Section 15, "Certain Conditions to Offeror's Obligations," have been satisfied except for the Minimum Tender Condition (as hereinafter defined).

    - if all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at that time, and we may provide a "subsequent offering period" during which stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer price of $17.75 per share. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three or more than 20 business days.

    Our rights and obligations to extend the offer are subject to the rights of Sabre Holdings Corporation and GetThere to terminate the merger agreement if the offer is not completed by April 30, 2001. For more details on our ability to extend the offer, see Section 1, "Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If the offer is extended past 12:00 midnight, New York City time, on Friday, October 6, 2000, we will make a public announcement of the new expiration date not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire and will inform EquiServe Trust Company, the depositary for the offer, of that fact. See Section 1, "Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares that are validly tendered:

    - unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents a majority of the then outstanding shares on a fully diluted basis. We call this condition the "Minimum Tender Condition."

    - if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

    The offer is also subject to a number of other conditions. See Section 1, "Terms of the Offer; Expiration Date," and Section 15, "Certain Conditions to Offeror's Obligations."

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to EquiServe Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through EquiServe Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three NASDAQ National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3, "Procedures for Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You may withdraw tendered shares at any time prior to the expiration of the offer at 12:00 midnight, New York City time, on Friday, October 6, 2000. If the stated expiration date of the offer is extended, you may withdraw tendered Shares at any time prior to the new time and date of expiration. This right to withdraw will not apply to the subsequent offering period, if one is included. See Section 1, "Terms of the Offer; Expiration Date," and Section 4, "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw previously tendered shares, you must deliver a notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF GETTHERE THINK OF THE OFFER?

    We are making the offer pursuant to the merger agreement by and among Sabre Holdings Corporation, us and GetThere. The board of directors of GetThere has unanimously approved the offer, the merger and the merger agreement. The board of directors of GetThere has determined that each of the offer, the merger and the merger agreement is fair to and in the best interests of the stockholders of GetThere and has recommended that the stockholders of GetThere accept the offer and tender their shares in the offer. See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. Stockholders that own shares representing approximately 28.53% of the outstanding common stock of GetThere have granted to us an option to purchase their shares under specified conditions. See the "Introduction" to this Offer to Purchase.

WILL GETTHERE CONTINUE AS A PUBLIC COMPANY?

    No. If the merger takes place, GetThere will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the Shares may no longer be eligible to be traded on the NASDAQ National Market or any other securities exchange, there may not be a public trading market for the Shares, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission rules relating to publicly held companies. See Section 7, "Effect of Offer on Market for Shares; NASDAQ National Market Listing; Commission Registration; Margin Regulations."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL SHARES OF GETTHERE ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for a majority of the shares of GetThere on a fully diluted basis, we will be merged with and into GetThere. If that merger takes place, Sabre Holdings Corporation will own all of the shares of GetThere, and all other persons who were stockholders of GetThere immediately prior to the merger, other than stockholders properly exercising appraisal rights, will receive $17.75 per share in cash, or any higher price per share that is paid in the offer. See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    It the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of GetThere that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the GetThere common stock. Also, as described above, GetThere may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effect of Offer on Market for Shares; NASDAQ National Market Listing; Commission Registration; Margin Regulations."

    There are no appraisal rights in connection with the offer. However, if the merger takes place, stockholders who have not tendered their shares in the offer will have appraisal rights under Delaware law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On August 25, 2000, the last trading day before we announced the signing of the merger agreement, the last sale price of GetThere common stock reported on the NASDAQ National Market was $12.125 per share. On September 8, 2000, the closing price of GetThere common stock reported on the NASDAQ National Market was $17.3125 per share. We encourage you to obtain recent quotations for shares of GetThere common stock in deciding whether to tender your shares. See
Section 6, "Price Range of Shares; Dividends on the Shares."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5, "Certain United States Federal Income Tax Consequences."

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

    You may call D.F. King & Co., Inc. at (800) 928-0153 (toll free). D.F.
King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
GETTHERE INC.:

                                  INTRODUCTION

    GetThere Acquisition Corp., a Delaware corporation ("Offeror") and a wholly owned subsidiary of Sabre Holdings Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock"), of GetThere Inc., a Delaware corporation (the "Company"), at a purchase price of $17.75 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with this Offer to Purchase and the Letter of Transmittal and any amendments or supplements hereto or thereto collectively constitute the "Offer").

    Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). For information concerning Offeror and Parent, see Section 9, "Certain Information Concerning Offeror and Parent."

    Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as hereinafter defined) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any service fees because neither Parent nor Offeror will be responsible for those fees. Offeror will pay all fees and expenses of EquiServe Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger. See Section 17, "Fees and Expenses."

    The Board of Directors of the Company has unanimously (a) determined that each of the Offer, the Merger Agreement and the Merger is fair to and in the best interests of the stockholders of the Company, (b) approved the Offer and the Merger, (c) approved and adopted the Merger Agreement, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement and
(d) recommended that the holders of Shares accept the Offer and tender their Shares in the Offer.

    The Board of Directors of the Company has received the written opinion of Donaldson Lufkin Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, dated August 27, 2000, that, as of that date, and based on and subject to the various assumptions, limitations and qualifications set forth therein, the $17.75 per Share to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders. A copy of that opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the
"Schedule 14D-9"), which is being mailed to the Company's stockholders, and stockholders are urged to read the opinion in its entirety.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares (the "Minimum Number of Shares") that would represent a majority of the Shares that are then outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares (the "Minimum Tender Condition") and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "Hart-Scott-Rodino Act") having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions. See Section 15, "Certain Conditions to Offeror's Obligations."

    On August 28, 2000, Parent, Sabre Inc. ("Parent Sub") and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subsequent to entering into the Merger Agreement, Parent Sub assigned its rights and obligations under the Merger Agreement to Offeror pursuant to an Assignment and Assumption Agreement dated August 30, 2000 (the "Assignment and Assumption Agreement"). The summary of the Merger Agreement provided in this Offer to Purchase gives effect to the Assignment and Assumption Agreement. The Merger Agreement is more fully described in Section 13, "The Transaction Documents--The Merger Agreement."

    The Merger Agreement provides for the commencement by Offeror of the Offer. Provided sufficient Shares are acquired by Offeror, and subject to the terms and conditions set forth in the Merger Agreement, Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Parent. In the event Offeror acquires at least 90% of the Shares, Offeror will complete a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL") in order to effect the Merger. If Offeror is unable to acquire at least 90% of the Shares, but does acquire at least 50% of the fully diluted Shares, the Company, upon request of Offeror, will hold a stockholders meeting in accordance with the DGCL in order to effect the Merger. At any such stockholders meeting, all of the Shares then owned by Offeror will be voted to approve the Merger. At the time when the Merger becomes effective (the "Effective Time"), each remaining outstanding Share (other than Shares owned by Parent, Offeror or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time and Shares held by stockholders who properly perfect their dissenters' rights under the DGCL) will be converted automatically into the right to receive the Offer Price. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

    Based on information provided by the Company to Parent, as of August 23, 2000, there were 50,685,298 Shares of Common Stock outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares, including options to purchase 8,559,076 Shares and warrants to purchase 7,009,224 Shares. Based on the foregoing, Offeror believes that on a fully diluted basis approximately 25,342,650 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Tender Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date." The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Tender Condition will decrease to the extent Parent or Offeror acquires Shares outside the Offer and will increase to the extent additional Shares were or are issued by the Company after August 23, 2000.

    Concurrently with the execution and delivery of the Merger Agreement, American Express Travel Services Inc., U.S. Venture Partners, Brentwood Associates, Ambassadors International, Inc., Richard Whilden and Gadi Maier (together, the "Stockholder Parties") entered into Stockholder Agreements, dated as of August 28, 2000 (the "Stockholder Agreements"), with Parent and Parent Sub. On August 30, 2000, Parent Sub assigned all of its rights and obligations under the Stockholder Agreements to Offeror. As of August 23, 2000, the Stockholder Parties held 10,017,777 Shares which, as of that date, represented 28.53% of the outstanding Shares. As of September 1, 2000, the Stockholder Parties also held warrants and options, which are exercisable within 60 days of September 1, 2000, to purchase an additional 2,272,888 Shares. Pursuant to the Stockholder Agreements, the Stockholder Parties have, among other things, entered into voting agreements with Parent and Offeror and have granted a proxy (subject to revocation in certain limited instances) to Offeror's designees with respect to their Shares, which permits such proxies to vote the Shares at any meeting with a record date after August 28, 2000. Also, the Stockholder Parties have each granted to Offeror an option (the "Option") to purchase the Shares held by the Stockholder Parties at the Offer Price under specified circumstances. For purposes of this Offer to Purchase, any reference to beneficial ownership of Parent or Offeror of Shares or similar references shall exclude Shares subject to the Stockholder Agreements.

                                   THE OFFER

    This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors, as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the "Commission"). See Section 8, "Certain Information Concerning the Company--Available Information."

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday,
October 6, 2000, unless Offeror shall have extended the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror (other than any extension with respect to a Subsequent Offering Period, described below), shall expire.

    EXTENSION OF OFFER. Pursuant to the Merger Agreement, if at the then scheduled Expiration Date any of the conditions to the Offer described in
Section 15, "Certain Conditions to Offeror's Obligations" (collectively, the "Offer Conditions"), has not been satisfied, Parent will cause Offeror to cause the Offer not to expire until 30 business days after such time as all of the conditions to the Offer have been satisfied or waived, except for the Minimum Tender Condition. Offeror may, without the consent of the Company, further extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (ii) from time to time, for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would be permitted under the preceding sentence or clause (i) of this sentence. Offeror's rights and obligations to extend the Offer as described in this paragraph are subject to Parent's and the Company's rights to terminate the Merger Agreement. Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its reasonable discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer.

    SUBSEQUENT OFFERING PERIOD. Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits Offeror, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Offeror purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Under the terms of the Merger Agreement, Offeror may provide for a Subsequent Offering Period without the consent of the Company. During a Subsequent Offering Period, Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

    MODIFICATION OF OFFER; WAIVER OF OFFER CONDITIONS. In the Merger Agreement, Parent and Offeror have expressly reserved the right to modify the terms of the Offer, except that neither Parent nor Offeror may, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer,
(ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer (except as described in the following sentence),

(iv) change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, (v) impose additional conditions to the Offer or
(vi) amend any term of the Offer in any manner adverse to the Company or holders of Shares. Also, the Merger Agreement provides that Offeror may waive the Minimum Tender Condition without the consent of the Company as long as it is permitted by applicable law to do so and it exercises the Options immediately following the consummation of the Offer and acquires title to all of the Shares subject to the Options and thereafter promptly consummates the Merger.

    DELAY OR TERMINATION OF OFFER. The Merger Agreement provides that, subject to the terms of the Offer and the Merger Agreement and the satisfaction or earlier waiver of all the Offer Conditions as of any then scheduled Expiration Date, Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. Other than as required by the Merger Agreement, and subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right, in its reasonable discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment pending the receipt of required governmental consents), or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the Offer Conditions, by giving oral followed by written notice of such delay or termination to the Depositary.

    SATISFACTION OF OFFER CONDITIONS. The Offer is conditioned upon satisfaction of the Minimum Tender Condition. The Offer is also subject to other terms and conditions. See Section 15, "Certain Conditions to Offeror's Obligations." As described in the "Introduction" to this Offer to Purchase, Offeror believes the Minimum Number of Shares is approximately 25,342,650. If the Minimum Tender Condition or any of the other Offer Conditions has not been satisfied by 12:00 midnight, New York City time, on Friday, October 6, 2000 (or any other time then set as the Expiration Date), Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Commission and the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to waive all unsatisfied Offer Conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, to amend the Offer, or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders if certain events or conditions described in the Merger Agreement have occurred.

    PUBLIC ANNOUNCEMENTS. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, or waiver of an Offer Condition, will be followed, as promptly as practicable, by a public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    MATERIAL CHANGES. If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, in the percentage of securities sought or in a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price, in the percentage of securities sought or in a dealer's soliciting fee, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    DISSEMINATIONS TO STOCKHOLDERS. The Company has provided Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record owners of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    BUSINESS DAY. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after expiration of the Offer. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering stockholders. As discussed below, subject to compliance with Rule 14e-l(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16, "Certain Regulatory and Legal Matters."

    For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral followed by written notice to the Depositary of Offeror's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Offeror's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as hereinafter defined), and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

    If, for any reason whatsoever (including the extension of the Offer), acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under the Offer, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4, "Withdrawal Rights." However, the ability of Offeror to delay the payment for Shares that Offeror has accepted for payment is limited by
(i) Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer (without affecting Offeror's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange
Act), and (ii) the terms of the Merger Agreement, which requires that, subject to the terms thereof and of the Offer and the satisfaction or earlier waiver of all the Offer Conditions as of any then scheduled Expiration Date, Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after expiration of the Offer. Subject to compliance with Rule 14d-11 under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15, "Certain Conditions to Offeror's Obligations." Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility pursuant to the provisions of Section 3, "Procedures for Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

    Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or an Agent's Message in the case of a book-entry delivery) and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfers set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

    The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in the case of a book-entry delivery) and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEE. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by the registered holder of Shares (which term, for such purposes, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange registered under Section 6 of the Exchange Act, by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed instruments of transfer (such as stock powers), in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or instrument of transfer guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfers cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ National Market trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message in connection with a book-entry delivery of Shares), and
(iii) any other documents required by the Letter of Transmittal. Accordingly, in certain circumstances, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror.

    BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent United States federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal, or establish another basis for exemption from backup withholding. See Instruction 10 to the Letter of Transmittal.

    DETERMINATIONS OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its reasonable discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares
(i) that are determined by it not to be in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Offeror or its counsel, be unlawful. Offeror also reserves the absolute right, in its reasonable discretion, to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1, "Terms of the Offer; Expiration Date") or any defect or irregularity in the tender of any Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint designees of Offeror as the attorneys-in-fact and proxies of such stockholder in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 28, 2000), including, without limitation, the right to vote such Shares in such a manner as such designees or their substitutes shall, in their reasonable discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their reasonable judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of stockholders then or thereafter scheduled.

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) the stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered and that, when the tendered Shares are accepted for payment and paid for by Offeror, Offeror will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances including irrevocable proxies and
(b) the Shares tendered by the stockholder will not be subject to any adverse claim. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after November 10, 2000.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or received via the facsimile number set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in
Section 3, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3, "Procedures for Tendering Shares," at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

    Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

    If Offeror extends the Offer, or if purchase of or payment for Shares is delayed for any reason, or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-l(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, and subject to Offeror's obligations under the Merger Agreement. See Section 2, "Acceptance for Payment and Payment for Shares."

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its reasonable discretion, and its determination will be final and binding on all parties. None of Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

    The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares

(i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

    According to the Company's Annual Report on Form 10-K for the fisal year ended January 31, 2000 (the "Company 10-K") and information supplied by the Company, the Shares were approved for listing on the NASDAQ National Market under the symbol "GTHR" on November 23, 1999. In November 1999, the Company completed its initial public offering of 5,000,000 Shares at a price of $16.00 per Share.

    According to the Company 10-K, the Company has never paid cash dividends on its Common Stock and intends to retain earnings for the growth and expansion of its business and not to declare or pay any cash dividends. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that a direct or indirect wholly owned subsidiary may pay a dividend or distribution to its parent.

    The following table sets forth the high and low sales prices per Share on the NASDAQ National Market for the periods indicated, as reported in published financial sources.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended January 31, 2000:
  Fourth Quarter (ended January 31, 2000) (from
    November 23, 1999)......................................  $52.2500   $23.0000
Fiscal Year Ending January 27, 2001:
  First Quarter (ended April 30, 2000)......................  $29.8125   $ 9.0000
  Second Quarter (ended July 31, 2000)......................  $15.5000   $ 9.8750
  Third Quarter (through September 8, 2000).................  $17.4325   $ 8.0625

    On August 25, 2000, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share on the NASDAQ National Market was $12.1250. On September 8, 2000, the last full trading day before commencement of the Offer, the closing sale price per Share on the NASDAQ National Market was $17.3125. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in
Section 8, "Certain Information Concerning the Company."

7. EFFECT OF OFFER ON MARKET FOR SHARES; NASDAQ NATIONAL MARKET LISTING; COMMISSION REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than Offeror. Parent and Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

    NASDAQ NATIONAL MARKET LISTING; COMMISSION REGISTRATION. The Shares are currently listed and traded on the NASDAQ National Market, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ National Market for continued listing and may, therefore, be delisted from such exchange. According to the NASDAQ National Market's published guidelines, the NASDAQ National Market will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) is less than 500,000 or there are fewer than 300 stockholders. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASDAQ National Market for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

    If the NASDAQ National Market were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of a public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (discussed below) and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are neither listed on a national securities exchange nor held of record by 300 or more persons. If such registration were terminated, the Company would no longer be legally required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act or the proxy statement requirements of Section 14(a) of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for NASDAQ National Market reporting or for continued inclusion on the "margin list" of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company could be deprived of their ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

    In the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to cause the Shares to be delisted from the NASDAQ National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time. However, Offeror intends to cause the Company to seek delisting of the Shares from the NASDAQ National Market and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NASDAQ National Market and the registration of the Shares under the Exchange Act will be terminated following the completion of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit by using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent and Offeror.

    The Company is a Delaware corporation with its principal executive offices located at 4045 Campbell Avenue, Menlo Park, California 94025, telephone number 650-752-1500. According to the Company 10-K, the Company is a leading provider of Internet-based business-to-business travel procurement and supply solutions.

    Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements presented in the Company 10-K and the Form 10-Q for the first quarter ending April 30, 2000 filed with the Commission on June 13, 2000. More comprehensive financial information is included in those documents and in other documents filed by the Company with the Commission (which documents may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to those materials and all of the financial information and notes contained therein or incorporated therein by reference.

                                 GETTHERE INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                  FISCAL YEARS (52 WEEKS) ENDED        THREE MONTHS ENDED
                                             ---------------------------------------   ------------------
                                             JANUARY 31,   JANUARY 31,   JANUARY 31,     APRIL 30, 2000
                                                1998          1999          2000          (UNAUDITED)
                                             -----------   -----------   -----------   ------------------
Consolidated Statement of Net Earnings
  Data:
Total revenues.............................    $ 3,001       $  6,447      $ 15,452         $  6,635
Cost of revenues...........................      1,680          4,292        10,923            4,328
Gross profit...............................      1,321          2,155         4,529            2,307
General and administrative expenses........      2,887          6,127        17,491            5,872
Sales and marketing expenses...............      2,393          5,732         8,822            2,893
Research and development...................      2,266          4,113         5,274            2,016
Loss from operations.......................     (6,328)       (15,822)      (49,243)         (12,749)
Interest income (expense)--net.............        (30)           173         1,445            2,037
Net loss...................................     (6,358)       (15,649)      (47,798)         (10,712)

Basic and diluted net loss per share of
  common stock outstanding.................      (1.81)         (4.03)        (5.16)            (.35)

                                                                       AT                     AT
                                                            -------------------------   ---------------
                                                            JANUARY 31,   JANUARY 31,   APRIL 30, 2000
                                                               1999          2000         (UNAUDITED)
                                                            -----------   -----------   ---------------
Consolidated Balance Sheet Data:
Total current assets......................................    $ 17,141      $152,816       $128,995
Total assets..............................................      20,806       174,178        168,512
Total current liabilities.................................       5,052        13,419         14,498
Total liabilities.........................................       8,287        17,766         18,573
Long-term obligations.....................................       3,235         4,347          4,075
Total stockholders' equity (deficit)......................     (20,382)      156,412        149,939

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see
Section 11, "Background of Offer"), the Company provided Parent with certain information relating to the Company which may not be publicly available. On August 22, 2000, the Company provided Parent with its forecast for the current fiscal year, as well as its projections for fiscal years 2002 through 2006. According to that information, the Company forecasted significant revenue growth in each of the next four fiscal years, reaching approximately $401 million in the fiscal year ending January 31, 2004. Revenue was projected to continue to increase thereafter at a still significant but slower rate to approximately
$931 million in fiscal 2006. The Company forecasted continued net losses for the next several years, with the first full year of net income occurring in fiscal 2004 of about $91.5 million and increasing net income thereafter, reaching approximately $263 million in fiscal 2006.

    To the knowledge of Parent and Offeror, the Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. The Company has informed Parent that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has also informed Parent that its internal financial projections (upon which the information provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

    The foregoing projections constitute forward-looking statements and are based on estimates and assumptions (not all of which were provided to Parent) made by the management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all are which are subject to significant contingencies and are difficult to predict, and many of which are beyond the control of the Company, Offeror or Parent or their respective advisors. Risks and uncertainties faced by the Company are discussed in greater detail in the Company's periodic filings with the Commission. Also, many of the assumptions upon which the projections were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections.

    The inclusion of the foregoing projections should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it a reliable prediction of future events, and neither Offeror nor Parent has relied (nor should any other person rely) on them as such. None of Offeror or Parent and any of their advisors assumes any responsibility for the reasonableness, completeness, accuracy or validity of any of the projections. None of Parent or Offeror and any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING OFFEROR AND PARENT.

    INFORMATION CONCERNING OFFEROR. Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of Offeror is owned by Parent. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Offeror is not subject to the informational filing requirements of the Exchange Act.

    The principal executive offices of Offeror are located at 4255 Amon Carter Boulevard, Fort Worth, Texas 76155, telephone number 817-963-6400. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror are set forth in Annex I to this Offer to Purchase.

    INFORMATION CONCERNING PARENT. Parent, a Delaware corporation, is the leading provider of technology and marketing services for the travel industry. Revenues of Parent are derived from applying information technology to meet the needs of the travel and transportation industries with advanced and innovative technology skills to deliver progressive solutions. At the end of 1999, Parent and its consolidated subsidiaries had approximately 10,000 employees worldwide.

    The principal executive offices of Parent are located at 4255 Amon Carter Boulevard, Fort Worth, Texas 76155, telephone number 817-963-6400. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Parent are set forth in Annex I to this Offer to Purchase.

    Except as set forth in this Offer to Purchase:

        (i) none of Parent nor Offeror nor, to the best knowledge of Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;

        (ii) none of Parent nor Offeror nor, to the best knowledge of Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

       (iii) since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Parent, Offeror or any of their respective subsidiaries, including, to the best knowledge of Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company; and

        (iv) since January 1, 1998, there have been no transactions which could be required to be disclosed under the rules and regulations of the Commission between any of Parent, Offeror or any of their respective subsidiaries, including, to the best knowledge of Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, except that on October 15, 1999 Parent Sub entered into a Subscriber Agreement with the Company, whereby the Company contracted to use Parent Sub's computerized reservation system to reserve, confirm, make inquiries or obtain information relating to travel products and travel tickets for the acquisition of travel products. The Company pays Parent Sub a fee per each use of Parent Sub's computerized reservation system and, from January 1, 2000 through June 30, 2000, the Parent Sub has billed the Company approximately $60,000.

    Neither Parent nor Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of Offer." Each of Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

    Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection and copies should be attainable at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company--Available Information." In addition, stockholders of the Company may also obtain copies of Parent's 1999 Annual Report by contacting the Office of the Secretary of Parent at Parent's principal executive offices set forth above.

10. SOURCE AND AMOUNT OF FUNDS.

    If all Shares are tendered to and purchased by Offeror in the Offer, the aggregate purchase price for Shares, outstanding options and warrants of the Company and Parent's estimated related fees and expenses in the Offer will be approximately $770 million. In the Merger Agreement, Parent has agreed to provide or cause to be provided to Offeror the funds necessary to pay for all Shares that Offeror becomes obligated to purchase in the Offer. Parent, in turn, would obtain such funds from working capital and various types of short-term financing. Following the Merger, in order to retire any amounts outstanding under the short-term financing, Parent intends to sell certain securities pursuant to a Registration Statement on Form S-3 which has been filed with the Commission. There are no material conditions to such financing. The Offer is not conditioned on Offeror or Parent obtaining any financing.

11. BACKGROUND OF OFFER.

    In mid-July, 1999, representatives of Parent Sub, on behalf of Parent, had initial discussions with the Company concerning the possibility of a business combination.

    On July 23, 1999, Parent entered into a preliminary non-disclosure agreement with the Company with respect to the evaluation and analysis of a possible business combination.

    On January 20, 2000, James E. Murphy, Senior Vice-President, Corporate Development and Treasurer of Parent Sub, and Ken Pelowski, Chief Financial Officer and Chief Operating Officer of the Company, met in Dallas and discussed a potential business combination.

    On February 2, 2000, Messrs. Murphy and Pelowski continued these discussions by telephone.

    On February 14, 2000, Michael S. Gilliland, Senior Vice-President and Chief Marketing Officer of Parent Sub, Mr. Murphy and representatives of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisors to Parent, met with Gadi Maier, President and Chief Executive Officer of the Company, Bob Brown, Treasurer and Director of Financial Planning of the Company, Mr. Pelowski and representatives of DLJ, financial advisors to the Company, for further discussions.

    On April 4, 2000, William J. Hannigan, President and Chief Executive Officer of Parent, met with Mr. Maier in Dallas to discuss various business agreements. During the course of the meeting, Mr. Hannigan stated that Parent was interested in purchasing the Company. Mr. Maier said he would be interested in hearing the details of Parent's proposal.

    On April 27, 2000, in a telephone call between Messrs. Hannigan and Maier, it was decided that Messrs. Murphy and Pelowski would prepare some preliminary financial operational data.

    On May 16, 2000, Messrs. Murphy, Pelowski and Brown and representatives of Goldman Sachs met in Menlo Park, California to discuss preliminary financial due diligence matters.

    On June 6 and 12, 2000, Mr. Hannigan telephoned Mr. Maier to discuss the pace of negotiations and the schedule going forward.

    On June 16, 2000, management of each company and their financial advisors met in Menlo Park to discuss the major parameters of a potential combination, but no agreements were reached. Messrs. Pelowski and Murphy continued these discussions by telephone on June 22 and 26, 2000.

    On June 28, 2000, Mr. Murphy and other members of Parent Sub's management met with Mr. Pelowski to discuss major integration issues of the combined businesses. These discussions were continued by telephone through July and August.

    On July 5, 2000, Messrs. Hannigan, Murphy, Maier and Pelowski and Parent's and the Company's financial representatives met in New York City to discuss dilution and employee retention issues.

    On July 13, 2000, Messrs. Hannigan and Maier met and discussed the possible business combination. Mr. Murphy and representatives of Goldman Sachs met with Mr. Pelowski and representatives of DLJ to discuss the terms of the potential business combination.

    On July 18, 2000, Messrs. Hannigan and Maier discussed various options relating to the purchase price and the form of consideration. Jeffery M. Jackson, the Executive Vice-President, Chief Financial Officer and Treasurer of Parent, updated Parent's Board of Directors on the status of the negotiations.

    On July 19, 2000, Messrs. Hannigan and Maier discussed the possible business combination and various forms of consideration.

    On July 20, 2000, Parent sent a legal and business due diligence list to the Company.

    On July 24, 2000, Messrs. Murphy and Pelowski had a telephone call regarding economic and structural terms of the transaction and Parent's due diligence investigation of the Company. Later that same day, representatives of Parent and the Company and their respective financial and legal advisors commenced negotiations.

    On July 25, 2000, certain representatives of Parent had a telephone conference with Mr. Pelowski and John Anderson, Vice-President, Human Resources of the Company, with respect to employee retention and integration. That same day, Messrs. Hannigan and Maier met in Dallas to discuss how the combined company would be operated, and the nature of the roles of certain of the Company's executives. Mr. Hannigan indicated that he would like to meet with representatives of United Airlines and American Express to describe the potential transaction and enlist their support.

    Also on July 25, 2000, Parent's legal advisor provided an initial draft of the merger agreement to the Company and its financial and legal advisors.

    On July 27, 2000, Parent entered into a second non-disclosure agreement with the Company. Due diligence materials were provided by the Company to Parent over the following weeks.

    On July 31, 2000, management of the two companies and their respective financial and legal advisors commenced negotiations of the definitive merger agreement.

    On August 2, 2000, Messrs. Maier and Hannigan met with Jonathan S. Linen, the American Express designee on the Company's Board, and other executives of American Express in New York City. Mr. Hannigan presented the proposed transaction to the American Express executives. On that same day, negotiations of the definitive merger agreement were held between the parties and their respective legal and financial advisors in San Francisco.

    On August 5, 2000, the legal representatives of Parent met by phone with the legal representatives of the Company to review their comments to the proposed merger agreement.

    Beginning August 8, 2000, through the time the Merger Agreement was signed, management of the two companies had daily discussions concerning transaction terms and integrating and retention issues.

    On August 15, 2000, negotiations were continued between representatives of the two companies and their respective legal and financial advisors concerning the definitive Merger Agreement.

    On August 18, 2000, representatives of Goldman Sachs and DLJ discussed the price which Parent was willing to pay in the transaction. Also on August 18, 2000, negotiations continued between the two companies and their respective legal and financial advisors. The transaction schedule was also discussed.

    On August 24, 2000, negotiations between the parties and their representatives continued in San Francisco. During the negotiations, Parent proposed a purchase price of either $17.50 per share if the merger consideration was paid in cash, and $18.25 per share if the merger consideration was paid one-half in cash and one-half in common stock of Parent.

    On August 25, 2000, negotiations continued in meetings held in San Francisco between Parent and the Company and their respective financial and legal representatives.

    On August 26, 2000, Messrs. Hannigan and Maier agreed to a purchase price of $17.75 per share if the merger consideration was paid in cash.

    On August 27, 2000, the Company's Board met by telephone in the morning, during which the status of the negotiations, terms of the transaction and outstanding issues were reviewed. In the evening, the Company's Board met again by telephone, and the directors received the fairness opinion of DLJ and voted to approve the transaction. Also on August 27, 2000, Parent's Board met and approved the transaction.

    Early on the morning of August 28, 2000, the Merger Agreement and related documents were executed, and Parent and the Company announced the execution of the Merger Agreement.

    Thereafter, in accordance with the Merger Agreement, Offeror commenced the Offer.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE. The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    NO ASSURANCE. There can be no assurance that the Merger will take place, although each party has agreed in the Merger Agreement to use its commercially reasonable efforts in good faith to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Any of those possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

    APPROVAL. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously (a) determined that each of the Offer, the Merger and the Merger Agreement is fair to and in the best interests of the stockholders of the Company, (b) approved the Offer and the Merger,
(c) approved and adopted the Merger Agreement, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement and
(d) recommended that the holders of Shares accept the Offer and tender their Shares in the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions of the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Tender Condition is satisfied, Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders. Regarding any approvals necessary under the laws of other states, see Section 16, "Certain Regulatory and Legal Matters--State Takeover Laws."

    STOCKHOLDER MEETINGS. In the Merger Agreement, the Company has agreed, that after consummation of the Offer, in the event Offeror acquires less than 90% of the Shares, the Company will take all action necessary to convene a special meeting of the stockholders at which the stockholders will consider and vote on the adoption of the Merger Agreement. The Company has further agreed that, if a stockholders meeting is convened, then, subject to the Company's rights described in Section 13, "The Transaction Documents--The Merger Agreement--Nonsolicitation Obligations and Exceptions," and subject to the fiduciary obligations of the Board of Directors of the Company, the Board of Directors of the Company shall recommend to its stockholders the adoption of the Merger Agreement at the stockholders meeting and shall use commercially reasonable efforts to solicit such adoption. If the Board of Directors determines that the Offer is no longer fair to, or in the best interests of, the Company's stockholders, or that the Merger Agreement is no longer advisable and either makes no recommendation or recommends that the Company's stockholders reject the Offer and the Merger Agreement, the Company shall nevertheless submit the Merger Agreement to the stockholders for adoption at the stockholders meeting unless the Merger Agreement shall have been terminated in accordance with its terms prior to the stockholders meeting. At any such meeting, all of the Shares then owned by Parent, Offeror or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement, and Parent and Offeror have agreed that neither they nor their subsidiaries will sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to such meeting (except for transactions involving solely Parent, Offeror and/or their wholly owned subsidiaries). Notwithstanding the foregoing, if Offeror acquires at least 90% of the outstanding Shares, then the parties will, at the request of Offeror, take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. See "--Short-form Merger."

    BOARD REPRESENTATION. For a description of Offeror's rights under the Merger Agreement to designate directors of the Company, see Section 13, "The Transaction Documents--The Merger Agreement--Board of Directors." Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate such persons listed on Annex I as Parent shall determine to serve as the directors of the Company following consummation of the Offer. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company's conduct of its business and operations.

    SHORT-FORM MERGER. Under Section 253 of the DGCL, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Offeror anticipate that they will take, and the parties to the Merger Agreement have agreed, at the request of Offeror, to take, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the Offer Price and the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and in RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be deemed to have been converted as of the Effective Time into the right to receive from the Surviving Corporation the Offer Price in accordance with the Merger Agreement.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Following the Offer and the Merger, Parent intends to integrate the Company's business with the business of Sabre Business Travel Solutions, through which Parent Sub currently provides online travel services to corporate customers and to conduct the Company's business on a basis generally consistent with the Company's existing plans and programs. Upon closing of the transaction, the new Sabre company will operate under the name of the Company and will be based in Menlo Park, California. Gadi Maier, current Chairman, President and Chief Executive Officer of the Company, will be President of the combined organization. Parent will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing.

    EXTRAORDINARY CORPORATE TRANSACTIONS. Except as indicated in this Offer to Purchase, neither Parent nor Offeror has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization, of the Company,
(iv) any change in the Company's present Board of Directors or management,
(v) any other material changes in the Company's corporate structure or business,
(vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or
(vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act.

13. THE TRANSACTION DOCUMENTS.

    The following is a summary of the material provisions of the Merger Agreement, the Stockholder Agreements, the Employment Agreement (as hereinafter defined) and the Assignment and Assumption Agreement. Copies of the Merger Agreement, two forms of the Stockholder Agreements and the Assignment and Assumption Agreement have been filed with the Commission. Summaries of those Agreements are qualified in their entirety by reference to such Agreements, which are deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in such Agreements.

    THE MERGER AGREEMENT

    OFFER. The Merger Agreement provides for Offeror to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as practicable, but in no event later than the tenth business day after the execution of the Merger Agreement. Additional provisions relating to the terms and conditions of the Offer are described in Section 2, "Terms of the Offer; Expiration Date."

    SCHEDULE TO AND OFFER DOCUMENTS; SCHEDULE 14D-9; STATE FILINGS. In the Merger Agreement, Parent and Offeror have agreed to take certain actions with regard to the filing with the Commission of a Tender Offer Statement on Schedule TO (the "Schedule TO") including this Offer to Purchase and certain Offer documents and to make any filings required by applicable state law relating to the Offer. Also, Parent and Offeror have granted to the Company certain rights to review and comment on the proposed forms of the Schedule TO and such Offer documents and state filings, as well as any amendments and supplements thereto. Parent and Offeror agreed to provide the Company and its counsel in writing any comments that Offeror, Parent or their counsel receive from the Commission or its staff or any applicable state authority with respect to such Offer documents or state filings promptly after the receipt thereof. Parent and Offeror further agreed to promptly correct any information in the Schedule TO, the Offer documents or the state filings that becomes false or misleading in any material respect and to take all steps necessary to cause the Schedule TO or such Offer documents or state filings as so corrected to be filed with the Commission and any applicable state authority and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

    In the Merger Agreement, the Company has agreed that it will file with the Commission on the date of the commencement of the Offer the Schedule 14D-9 containing the recommendations of its Board of Directors in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so as described below under "--Acquisition Proposals." The Company has granted to Parent certain rights to review and comment on the proposed forms of the Schedule 14D-9 and the exhibits thereto, as well as any amendments and supplements to the
Schedule 14D-9, prior to their filing with the Commission or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt thereof, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

    BOARD OF DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance of and payment for a number of Shares by Offeror that satisfies the Minimum Tender Condition pursuant to the Offer (and, to the extent the Minimum Tender Condition is validly waived, the exercise of the Option), Offeror shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Offeror, subject to compliance with

Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company and (b) the percentage that such number of votes represented by Shares so purchased and Shares otherwise held by Offeror and its affiliates, if any, bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, cause Offeror's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company shall take all action requested by Offeror necessary to effect any such election, including mailing to its stockholders the information statement (the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company shall make such mailing with the mailing of the
Schedule 14D-9 (provided that Parent and Offeror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Offeror's designees). In connection with the foregoing, the Company has agreed, subject to applicable law, promptly either to increase the size of the Board of Directors of the Company and/or to obtain the resignation of such number of its current directors as is necessary to enable Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above; provided, however, that prior to the Effective Time the Board of Directors of the Company shall always have at least two
(2) members who are not officers, directors, stockholders or designees of Offeror or any of its affiliates ("Offeror Insiders"). If the number of directors who are not Offeror Insiders is reduced below two for any reason prior to the Effective Time, then the remaining director who is not an Offeror Insider shall be entitled to designate a person to fill such vacancy who is not an Offeror Insider and who shall be a director not deemed to be an Offeror Insider for all purposes of the Merger Agreement. Following the election of Offeror's designees to the Company's Board of Directors pursuant to the provisions described above and prior to the Effective Time (i) any amendment or termination of the Merger Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Offeror under the Merger Agreement or (iii) any waiver of the Company's rights under the Merger Agreement shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who are not Offeror Insiders.

    Offeror currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Offeror will designate such persons listed on Annex I as Offeror shall determine to serve as the directors of the Company following consummation of the Offer.

    VOTE REQUIRED TO APPROVE MERGER. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Stockholder Meetings."

    MERGER. Subject to the satisfaction or waiver of the conditions described under "--Conditions to Obligations of All Parties to Merger Agreement," including the consummation of the Offer and, to the extent required by the DGCL, the approval of the stockholders of the Company of the Merger and the Merger Agreement, the parties will cause the Merger to become effective (a) on a date that is not later than three business days after the last of the conditions discussed under "--Conditions to Obligations of All Parties to Merger Agreement" (other than conditions that by their terms cannot be satisfied until the Effective Time) shall have been satisfied or waived in accordance with the terms of the Merger Agreement or (b) on such other date as the parties may agree in writing. As a result of the Merger, the separate corporate existence of Offeror will cease and the Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. The Merger Agreement also provides that the Surviving Corporation will be governed by the laws of the State of Delaware, and will have the same certificate of incorporation, bylaws and directors as the Offeror had immediately prior to the Effective Time.

    CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Offeror, or any holder of any Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares the holders of which have exercised dissenters' rights under the DGCL, Shares held by the Company and Shares held directly or indirectly by Parent), will be converted into the right to receive, from the Surviving Corporation, an amount of cash equal to the Offer Price. Each Share, other than Shares the holders of which have exercised dissenters' rights under the DGCL, shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate formerly representing any of such Shares shall thereafter represent only the right to receive the Offer Price. In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Merger consideration and other items dependent thereon shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction. At the Effective Time, each share of common stock of Offeror issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation.

    TREATMENT OF OPTIONS; OTHER EQUITY AWARDS. Under the Merger Agreement, at the Effective Time, Parent will assume each outstanding option to acquire Common Stock (each, a "Company Option") under any Company stock plan. Each Company Option will be converted into an option (a "New Parent Option") to purchase, on the same terms and conditions as were applicable to such Company Option, the number of shares of Parent common stock (rounded to the nearest whole number) equal to the product of (A) and (B), where (A) is the number of shares of Common Stock subject to such Company Option and (B) is the Offer Price divided by the average closing price of Parent common stock on the New York Stock Exchange for the five (5) trading days immediately preceding the Effective Time. The exercise price for the New Parent Options (rounded to the nearest whole cent) will be equal to (x) divided by (y), where (x) is the aggregate exercise price for the shares of Common Stock subject to such Company Option and (y) is the aggregate number of shares of Parent common stock purchasable pursuant to the New Parent Option; provided, however, that in the case of any Company Option to which
Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of
Section 424(a) of the Code. In the Merger Agreement, Parent has agreed that, on the date the Merger occurs, it will file a registration statement under the Securities Act on Form S-8 or other appropriate form covering shares of Parent common stock subject to issuance upon the exercise of the New Parent Options. Each Company Option held by a non-employee director of the Company will either be assumed by Parent and converted as described above or, at the election of such director, be cancelled in exchange for cash in an amount equal to the product of (i) the Offer Price minus the per Share exercise price for such Company Option and (ii) the number of Shares subject to such Company Option. Each Share that has been acquired pursuant to the exercise of a Company Option which Share is subject to a right of forfeiture, including a repurchase right by the Company, shall be converted into the right to receive the Offer Price, and such payment shall continue to be subject to the same terms, conditions, and restrictions as were applicable to such Shares prior to the Offer and shall be paid to such holders, without interest, only upon the lapse of any risk of forfeiture or repurchase rights in accordance with the vesting schedule which was applicable prior to the Offer.

    TREATMENT OF WARRANTS. Under the Merger Agreement, at the Effective Time, warrants of the Company currently held by Northwest Airlines and Imperial Bank and any warrants which are to be issued to Infoseek Corporation and Buena Vista Internet Group upon the achievement of certain conditions (each an "Old Warrant") will be deemed to constitute a warrant (a "New Warrant") to purchase, on the same terms and conditions as were applicable to such Old Warrant, the number of shares of Parent common stock (rounded to the nearest whole number) equal to the product of

(A) and (B), where (A) is the Shares for which the Old Warrant is exercisable and (B) is the Offer Price divided by the average of the closing price of Parent common stock on the New York Stock Exchange for the five (5) trading days immediately preceding the Effective Time. The exercise price for the New Warrant (rounded to the nearest whole cent) will be equal to (x) divided by (y), where
(x) is the aggregate exercise price for the Shares for which the Old Warrant is exercisable and (y) is the Offer Price divided by the average of the closing price of Parent Common Stock on the New York Stock Exchange for the five
(5) trading days immediately preceding the Effective Time. Except as provided above, the converted or substituted New Warrants shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the Old Warrants immediately prior to the Effective Time.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include customary representations and warranties by the Company, including, but not limited to, representations and warranties with respect to: (i) the due organization, existence and, subject to certain limitations, the qualification and good standing of the Company and its subsidiaries, (ii) the Company's authority to enter into the Merger Agreement and to carry out the transactions contemplated thereby, (iii) the validity, binding effect and enforceability of the Merger Agreement with respect to the Company, (iv) required consents and approvals,
(v) subject to certain limitations, the Merger Agreement's compliance with the organizational documents and other agreements of the Company and of laws applicable to the Merger Agreement, (vi) the Company's capitalization,
(vii) the timely filing of all required reports, schedules, statements, forms and other documents with the Commission since November 22, 1999 and the accuracy of the statements made in such documents, (viii) subject to certain limitations, the absence of any undisclosed liabilities, (ix) subject to certain limitations, the absence of certain material adverse changes or events since January 31, 2000, (x) the absence of any litigation or regulatory action against the Company or any of its subsidiaries, (xi) certain matters relating to the intellectual property rights of the Company and its subsidiaries, (xii) certain matters relating to the employee benefit plans and labor relations of the Company and its subsidiaries, (xiii) certain matters relating to the payment of taxes and the filing of tax returns by the Company and its subsidiaries, (xiv) the vote required to adopt the Merger Agreement and approve the transaction contemplated thereby, (xv), the fairness opinion of DLJ and the absence of arrangements for finders' fees (other than with DLJ), (xvi) subject to certain limitations, the Company's and its subsidiaries' compliance with applicable laws and maintenance of applicable permits, (xvii) the absence of any notice by a party of its intention to cancel or terminate certain business relationships with the Company or any of its subsidiaries and the full force and effect of the Company's and its subsidiaries' contracts, and (xviii) certain matters relating to the insurance policies of the Company and its subsidiaries.

    Parent, on its own behalf and, in certain cases, on behalf of the Offeror, also made customary representations and warranties, including, but not limited to, representations and warranties with respect to: (i) the due organization, existence and, subject to certain limitations, the qualification and good standing of Parent and Offeror, (ii) Parent's and Offeror's authority to enter into the Merger Agreement and to carry out the transactions contemplated thereby, (iii) the validity, binding effect and enforceability of the Merger Agreement with respect to Parent and Offeror, (iv) required consents and approvals, (v) subject to certain limitations, the Merger Agreement's compliance with the organizational documents and other agreements of Parent and Offeror and of laws applicable to the Merger Agreement, and (vi) the accuracy of the statements to be made in the documents related to Offeror provided by Parent or Offeror to the Company for inclusion in the Schedule 14D-9.

    Pursuant to the terms of the Merger Agreement, none of the representations and warranties made in the Merger Agreement will survive after the Effective Time.

    CONDUCT OF COMPANY'S BUSINESS PENDING MERGER. The Merger Agreement provides that, during the period from August 28, 2000 to the Effective Time, except
(i) as set forth in the Company's disclosure schedule to the Merger Agreement or (ii) as expressly contemplated by the Merger Agreement, without the prior written consent of Parent, the Company will not, and will cause each of its subsidiaries not to:

        (i) conduct the business of the Company and its subsidiaries other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates;

        (ii) (a) enter into any new line of business, (b) incur or commit to any capital expenditures or (C) otherwise engage in any practice, take any action, or enter into any transaction which would cause any of the Company's representations or warranties in respect of the absence of certain changes or events to be untrue in any material respect;

       (iii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any of its subsidiaries or any rights to acquire such capital stock, or enter into any agreement with respect to the foregoing, other than
    (1) Shares issuable pursuant to the terms of outstanding Company Options and certain disclosed commitments, or (2) grants of options and stock purchase rights to employees or replacements of executive officers (but no other executive officers) under existing Company share plans in the ordinary course of business which (A) have vesting and termination provisions that are consistent with past practice, but no more advantageous than, those vesting and termination provisions provided in the Company's current forms of option agreements and (B) have an exercise price not less than fair market value;

        (iv) (a) declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or property) on or in respect of, or declare or make and distribution on any shares of capital stock of the Company or any of its subsidiaries, or (b) adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

        (v) (a) hire or otherwise enter into any arrangement with any executive officer or (b) subject to certain exceptions, enter into, amend, modify or renew any employment, consulting, severance or similar contract with any employee or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), subject to certain exceptions;

        (vi) except as required by applicable law or as contemplated by the Merger Agreement, enter into, establish, adopt or amend any employee benefit, plan or other arrangement in respect of any director, officer or employee of the Company or any of its subsidiaries;

       (vii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets except in the ordinary course of business, consistent with past practices, or as contemplated by the Merger Agreement;

      (viii) (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its subsidiaries in the ordinary course) or (b) except in the ordinary course of business consistent with past practice, enter into, or agree to enter into any joint venture or partnership, or any discussions with respect to any joint venture or partnership;

        (ix) amend the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its subsidiaries;

        (x) (a) subject to certain customary exceptions, change any accounting methods in effect at January 31, 2000, (b) change its fiscal year or
    (c) make any material tax election;

        (xi) subject to certain exceptions, settle any material claim, action or proceeding;

       (xii) incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

      (xiii) except as otherwise explicitly permitted by the Merger Agreement, knowingly take any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied; or

       (xiv) agree to, commit to or enter into any agreement to take any of the actions referred to in (i) through (xiii) above.

    ACQUISITION PROPOSALS. (a) The Company has agreed in the Merger Agreement that it will not, and will cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any Acquisition Proposal (as hereinafter defined), other than the transactions contemplated by the Merger Agreement; provided, that nothing contained in the Merger Agreement shall prevent the Company or the Board of Directors of the Company from (i) providing (or authorizing the provision of) information to, or engaging in (or authorizing) discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date of the Merger Agreement which did not result from a breach of the Company's commitment not to solicit or cause others to solicit as provided above; or
(ii) recommending such an Acquisition Proposal to its stockholders (and in connection therewith withdrawing its favorable recommendation to stockholders to accept the Offer and approve the Merger Agreement), if and only to the extent that, (x) in the case of actions referred to in clause (i), the Board of Directors of the Company determines in good faith that such Acquisition Proposal has a reasonable probability of resulting in a Superior Proposal (as hereinafter defined) or, in the case of actions referred to in clause (ii), is a Superior Proposal, (y) in the case of actions referred to in each of clauses (i) and
(ii), the Board of Directors of the Company, after having consulted with and considered the advice of outside counsel to such Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation, is required in order to discharge the directors' fiduciary duties in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement substantially in the form of the confidentiality agreement by and between Parent and the Company, dated July 27, 2000 (which shall not preclude the making of any Acquisition Proposal).

    For purposes of the Merger Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with its financial advisors, to be more favorable to stockholders than the Merger and the other transactions contemplated by the Merger Agreement, (x) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, (y) after giving Parent the greater of (i) five business days following Parent's receipt of certain specified information from the Company or (ii) three business days after receipt by Parent of the notice specified in this clause (y) to respond to such third-party Superior Proposal once the Board of Directors of the Company has notified Parent that in the absence of any further action by Parent it would consider such Acquisition Proposal to be a Superior Proposal, and (z) then taking into account any amendment or modification to the Merger Agreement proposed by Parent.

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
    "Acquisition Proposal" means any offer or other proposal which, if consummated, would result in an Acquisition Transaction; provided that solely for purposes of the definition of Superior Proposal, all references to 20% in the definition of Acquisition Transaction shall be deemed references to 50%.

    "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, constitutes an acquisition by a person (including a group of persons that would qualify as a "group" within the meaning of
Section 13(d) of the Exchange Act) of (A) assets or businesses that constitute or represent more than 20% of the total revenue, operating income, assets or earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, taken as a whole, or (B) more than 20% of the outstanding shares of the voting securities of the Company or capital stock of, or other equity or voting interests in, any subsidiary or subsidiaries of the Company which, taken together, directly or indirectly hold at least the share of assets or businesses referred to in clause (A) above, whether by means of (a) a merger, share exchange or consolidation, or any similar transaction, (b) a purchase, lease or other sale, transfer or disposition, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise).

    The Company also agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Parent, with respect to any of the foregoing. The Company is required to promptly (within 24 hours) advise Parent following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Parent of any material developments (including any change in such terms) with respect to such Acquisition Proposal as promptly as practicable after the occurrence thereof.

    (b) Nothing contained in the Merger Agreement prohibits the Company or the Board of Directors of the Company from notifying any third party that contacts the Company on an unsolicited basis after the date of the Merger Agreement concerning an Acquisition Proposal of the Company's obligations under the Merger Agreement.

    (c) Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer by a third party or from making such disclosure as may be required by applicable law.

    COMMERCIALLY REASONABLE EFFORTS TO CONSUMMATE OFFER AND MERGER. The parties to the Merger Agreement have agreed to use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law so as to permit consummation of the transactions contemplated by the Merger Agreement. The parties to the Merger Agreement have also agreed to cooperate and to use their respective commercially reasonable efforts to prepare all documentation, and to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to, or of governmental authorities necessary to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable. Parent has agreed to use its commercially reasonable efforts, and the Company has agreed to cooperate fully with Parent, to prevent or eliminate any impediments under any antitrust, competition or trade regulation laws that are asserted by any governmental entity with respect to the Offer or the Merger, except that Parent is not obligated under the Merger Agreement to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date.

    EMPLOYEE BENEFITS. The Merger Agreement provides that the employees of the Company and its subsidiaries as of the Effective Time shall, during the period commencing on the Effective Time and ending on the first anniversary of the Effective Time, be provided with employee benefits that are no less advantageous in the aggregate (at Parent's discretion) to either (a) benefits provided to such employees as a group immediately prior to the Effective Time or (b) the benefits provided to similarly situated employees of the Parent.

    ADDITIONAL COVENANTS. In addition to the covenants noted above, the parties to the Merger Agreement have agreed to certain other covenants and agreements, including with respect to (i) Parent's access to the Company's and each subsidiary's offices and other facilities, books and records, and financial and operating data (except for competitively sensitive information or as limited by applicable law), (ii) in the event Offeror acquires less than 90% of the Shares in the Offer, any proxy statement or special stockholder meeting of the Company,
(iii) the issuances of press releases and other public statements with respect to the transactions contemplated by the Merger Agreement, (iv) notification of certain matters which may impede or prevent consummation of the Offer or the Merger and (v) Parent's ability to review tax returns of the Company and its subsidiaries before they are filed.

    CONDITIONS TO OBLIGATIONS OF ALL PARTIES TO MERGER AGREEMENT. The respective obligations of each of Parent, Offeror and the Company to consummate the Merger are subject to the fulfillment or written waiver by Parent and the Company prior to the Closing Date of each of the following conditions:

        (i) if required by applicable law, the Merger and the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

        (ii) all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Commission, New York Stock Exchange, Nasdaq or any other government authority, agency, department, board, commission or instrumentality and any court tribunal or arbitrator(s) of competent jurisdiction ("Governmental Authority") required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired, except that none of the preceding shall be deemed obtained or made if it shall require Parent or any of its subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date;

       (iii) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

        (iv) Offeror shall have purchased Shares pursuant to the Offer.

    CONDITIONS TO OBLIGATIONS OF OFFEROR. See Section 15, "Certain Conditions to Offeror's Obligations."

    INDEMNIFICATION; CONTINUANCE OF EXISTING INDEMNIFICATION PROVISIONS. In the Merger Agreement, Parent has agreed, from and after the Effective Time, to indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries, determined as of immediately prior to the Effective Time (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by the Merger Agreement), to the fullest extent permitted by law. Parent shall not be required to indemnify any Indemnified Party if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company. Parent shall, and shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified party to the extent such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), after the Effective Time (a) Parent or the Surviving Corporation shall have the right to assume the defense and Parent shall not be liable to such Indemnified Parties for any legal fees or other expenses of the Indemnified Parties incurred in defense thereof except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated to pay for only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction; (b) the Indemnified Parties will cooperate in the defense of any such matter; and (c) Parent shall not be liable for any settlement effected without its prior written consent. Parent shall not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law. In addition, for a period of six years after the Effective Time, Parent will provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Company or any of the Company's subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time. Pursuant to the Merger Agreement, this insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous in any material respect, as that coverage currently provided by the Company. In no event, however, will Parent be required to expend per annum more than 150 percent of the current aggregate annual amount expended by the Company (such amount, the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage and if Parent is unable to maintain or obtain the insurance required under the Merger Agreement, Parent is obligated to use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of the Company):

        (i) by mutual written consent of the Company and Parent;

        (ii) by Parent, on the one hand, or the Company, on the other hand, in the event of either: (a) a breach by the other party of any representation or warranty contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (b) a breach by the other party of any of the covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in the case of clauses
    (a) and (b), which breach, individually or in the aggregate with other such breaches, would cause any of the Offer Conditions, in the case of a breach by the Company, not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the Company, Offeror or Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement;

        (iii) by Parent or the Company in the event that the purchase of Shares pursuant to the Offer has failed to occur on or before February 28, 2001, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this clause (which action or inaction constitutes a breach of the Merger Agreement), provided that either party may elect to extend the term of the Merger Agreement until not later than April 30, 2001 (the "Drop Dead Date") if any applicable regulatory approvals required to be obtained to satisfy conditions set forth in the Merger Agreement shall not have been obtained by February 28, 2001 but all other conditions to the closing shall have been fulfilled or capable of being fulfilled by such date;

        (iv) by Parent or the Company, if the approval of any governmental authority required for consummation of the Offer or the Merger and the other transactions contemplated by the Merger Agreement shall have been denied by final nonappealable action of such governmental authority, or such governmental authority shall have requested the permanent withdrawal of any application therefor;

        (v) by Parent, if at any time prior to the purchase of Shares pursuant to the Offer, the Company's Board of Directors shall have failed to make its recommendation referred to in the Merger Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent;

        (vi) by Parent, if the Company or its Board of Directors recommends to the Company's stockholders to accept or accepts a Superior Proposal; or

        (vii) by Parent or the Company in the event that the Minimum Tender Condition shall not have been satisfied 30 business days after all of the Offer Conditions, except for the Minimum Tender Condition, shall have been satisfied or waived.

    Any termination of the Merger Agreement by Parent or the Company pursuant to the foregoing provisions will require action by its respective Board of Directors. If the Merger Agreement is terminated, it will become void and of no effect with no liability of any party except as described below under "--Termination Fee"; provided, however, that except as otherwise provided therein, no such termination shall relieve any party of any liability or damages resulting from any willful breach of the Merger Agreement.

    TERMINATION FEE. The Company has agreed to pay Parent a termination fee of $22.5 million in cash (the "Termination Fee") in the event that (a) an Acquisition Proposal shall have been made to the Company or its stockholders or an Acquisition Proposal shall have become publicly known and (b) except as provided below, on or following the date on which such Acquisition Proposal is made or becomes publicly known:

        (i) the Merger Agreement is terminated by Parent in the event of a breach by the Company of any representation, warranty, covenant or agreement which is not cured within 30 days of notice and which individually or in the aggregate with other such breaches would cause the condition set forth in
    Section 15, "Certain Conditions to Offeror's Obligations," relating to the representations, warranties and covenants of the Company not to be satisfied or would be reasonably likely to prevent, materially delay or materially impair the ability of the Company, Offeror or Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement;

        (ii) the Company has received an Acquisition Proposal within the 60 day period prior to termination and the Merger Agreement is terminated by either the Company or Parent as a result of Parent's failure to purchase Shares pursuant to the Offer prior to February 28, 2001, provided that either party may extend the period until April 30, 2001 if all conditions to the Closing shall have been fulfilled or are capable of being fulfilled, except for any applicable regulatory condition;

        (iii) the Merger Agreement is terminated by the Parent due to the recommendation of a Superior Proposal by the Board of Directors of the Company;

        (iv) the Merger Agreement is terminated by Parent because the Board of Directors of the Company has failed to make, withdrawn, modified or changed its recommendation in respect of the Offer, the Merger or the Merger Agreement; or

        (v) if the Offer is terminated by Parent prior to the purchase of Shares because of a failure of at least 50% of the Shares on a fully diluted basis to be tendered in the Offer and prior to the termination of the Offer, an Acquisition Proposal shall have been made to the Company or its stockholders or shall have been made publicly known, and concurrently with such termination or within six months after such termination, either

           (x) the Company shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction approved by the Board of Directors of the Company shall have occurred, or

           (y) the Board of Directors of the Company shall have authorized, recommended or approved an Acquisition Transaction or shall have publicly announced an intention to authorize, recommend or approve an Acquisition Transaction.

    Parent has agreed to pay the Company a cash fee of $22.5 million if:

        (i) prior to the termination of the Merger Agreement pursuant to a failure to purchase the Shares by the Drop Dead Date, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission (the "Antitrust Authorities"), obtains a non-appealable, final injunction enjoining consummation of the Merger or an Antitrust Authority obtains a preliminary injunction enjoining the Merger following an evidentiary hearing on the merits at which Parent and the Company have been afforded an opportunity to present in court testimony from fact and expert witnesses;

        (ii) after the Drop Dead Date, Parent terminates the Merger Agreement and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action, (B) the Company shall have complied, and shall be in compliance with, certain of its covenants set forth in the Merger Agreement, and (C) the condition set forth in Section 15, "Certain Conditions to Offeror's Obligations," relating to the representations, warranties and covenants of the Company shall have been satisfied by the Company;

        (iii) after the Drop Dead Date, the Company terminates the Merger Agreement pursuant to a failure to purchase the Shares by the Drop Dead Date and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action, (B) Parent shall not be contesting such injunctive action in good faith with a reasonable belief that Parent will prevail, (C) the Company shall have complied, and shall be in compliance with, certain of its covenants set forth in the Merger Agreement, and (D) the condition set forth in Section 15, "Certain Conditions to Offeror's Obligations," relating to the representations, warranties and covenants of the Company shall have been satisfied by the Company; or

        (iv) at any time after 90 days from the Drop Dead Date, the Company shall terminate the Merger Agreement and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action, (B) the Company shall have complied, and shall be in compliance with, certain of its covenants set forth in the Merger Agreement, and (C) the condition set forth in

    Section 15, "Certain Conditions to Offeror's Obligations," relating to the representations, warranties and covenants of the Company shall have been satisfied by the Company.

    Any payment required to be made under the paragraph above shall be payable, without setoff, by wire transfer in immediately available funds to an account specified by the Company, not later than three business days following such termination.

    If either party fails to promptly pay the foregoing amount and a judgment is rendered against either the Company or Parent for such fee, the Company shall pay to Parent or Offeror or Parent or Offeror shall pay to the Company, as the case may be, its costs and expenses in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    The Merger Agreement provides that the termination fee described above shall be the sole and exclusive remedy of Parent upon termination of the Merger Agreement pursuant to the Company's knowing and intentional breach of its representations, warranties, covenants or agreements set forth in the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the amount payable by the Company exceed $22.5 million.

    Other than as set forth above, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

    AMENDMENTS, EXTENSIONS AND WAIVERS. At any time prior to the Effective Time, a party to the Merger Agreement may, by written instrument signed on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto by any other party or (c) subject to the following sentence, waive compliance by any other party with any of the agreements or conditions contained therein. Also, to the extent permitted by applicable law, the Merger Agreement may be amended by a written instrument signed on behalf of each of the parties; provided, however, that after the Company's stockholders have approved the Merger Agreement, no amendment may be made which by law requires further approval of the Company's stockholders without the approval of such stockholders. Any amendment, extension or waiver as described in this paragraph will require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of the Merger Agreement, a duly authorized committee of its Board of Directors.

    ASSIGNMENT UNDER THE MERGER AGREEMENT OR THE STOCKHOLDER AGREEMENTS. The Company may not assign any of its rights and obligations under the Merger Agreement. Parent or Offeror may assign any of its rights and obligations under the Merger Agreement or the Stockholder Agreements to any direct or indirect wholly owned subsidiary of Parent (but no such assignment will relieve Parent of its obligations under the Merger Agreement) and any of Parent, Offeror or any direct or indirect wholly owned subsidiary of Parent may purchase Shares in the Offer.

    THE STOCKHOLDER AGREEMENTS

    BACKGROUND. In contemplation of entering into the Merger Agreement, and in order to expedite the acquisition of the Company, Parent and Parent Sub entered into the Stockholder Agreements with the following parties:

    - Gadi Maier, Marlene Maier Annuity Trust (1999), Gadi Maier Annuity Trust
      (1999) and Gadi Maier & Marlene Maier Trust 1999;

    - Richard D.C. Whilden, The Whilden Family Revocable Trust Dated June 17, 1988 and The Whilden Family Irrevocable Trust Dated October 1999;

    - U.S. Venture Partners V, L.P., USVP V International, L.P., 2180 Associates Fund V, L.P. and USVP Entrepreneur Partners V, L.P.;

    - Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P.;

    - Ambassadors International, Inc.; and

    - American Express Travel Related Services Company, Inc. ("AmEx Travel").

    As of August 23, 2000, the Stockholder Parties currently hold, in the aggregate, 10,017,777 shares of Common Stock representing approximately 28.53% of the Shares. In addition, AmEx Travel holds warrants to purchase 1,460,046 Shares which are exercisable within 60 days of September 1, 2000. Gadi Maier and Richard D.C. Whilden currently hold 793,675 and 19,167 options to purchase Shares, respectively, which are exercisable within 60 days of September 1, 2000.

    GRANT AND EXERCISE OF OPTION. The Stockholder Parties granted to Offeror the Option to purchase all, and not less than all, of their Shares, whether now owned or later acquired for $17.75 per Share (or such higher price as may be paid pursuant to the Offer). The Option may be exercised, at any time after the expiration or termination of all waiting periods under the Hart-Scott-Rodino Act applicable to such exercise, by written notice to the Stockholder Parties specifying a date and time for the closing, which shall be not earlier than two business days nor later than 30 business days from the date of such notice, and after the Offer has expired or been terminated.

    Notwithstanding the provisions described in the previous paragraph, if the Company receives an Acquisition Proposal which the Company in good faith, after compliance with the provisions described under "The Transaction Documents--The Merger Agreement--Nonsolicitation Obligations and Exceptions," believes is a Superior Proposal and gives the required written notice to Parent of such Superior Proposal, Parent and Offeror will not exercise the Option (if it is then exercisable) for a period commencing on the date of such written notice and ending on the first to occur of (i) written notice to Parent and Offeror from the Company that such Superior Proposal is not being pursued, which notice shall be provided by the Company to Parent and Offeror in writing promptly upon any such determination and (ii) the date on which the Company receives a written and binding Offer from Parent that the Board of Directors of the Company determines is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (such period, the "Review Period").

    If Offeror exercises the Option and the Merger Agreement remains in full force and effect (i) the Shares will be treated as if purchased by Offeror in the Offer and (ii) Parent and Offeror will ensure that the transactions contemplated by the Merger Agreement are consummated. If Offeror exercises the Option and the Merger Agreement is not in full force and effect (i) Parent and Offeror will cause the Merger Agreement to again become in full force and effect (or to cause a merger agreement containing the same economic terms to become in full force and effect) and (ii) Parent and Offeror will ensure that the transactions contemplated by the Merger Agreement (or any replacement merger agreement) are fully consummated. Offeror may not exercise the Option in the event that it has not purchased that number of Shares (when aggregated with the number of Shares Offeror has the option to purchase under the Stockholder Agreements and similar stockholder agreements entered into with other stockholders of the Company) sufficient to satisfy the Minimum Tender Condition.

    EXPIRATION OF OPTION. The Option shall expire on the earliest of (a) the purchase of the Shares by the Offeror pursuant to the Offer, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, and (d) two business days after termination or expiration of the Offer.

    VOTING. The Stockholder Parties have agreed that, until the expiration of the Option, they will (a) vote all Shares in favor of the Merger and in favor of any other action or agreement which would, in the reasonable opinion of Parent and Offeror, facilitate the transactions contemplated in the Merger Agreement; (b) not vote any Shares in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Shares against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including but not limited to (i) any competing Acquisition Proposal, (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Offeror, (iii) any material change in the capitalization or dividend policy of the Company, or (iv) any other material change in the Company's corporate structure or business. Also, the Stockholder Parties have irrevocably (except as described in the following sentence) appointed James E. Murphy, James F. Brashear and Jeffery M. Jackson as their proxies, to vote the Shares, at any meeting of stockholders or with respect to any action of the stockholders by written consent, in such manner as such proxies shall in their reasonable discretion deem proper, and such proxy will terminate upon the expiration of the Option. The foregoing proxy revokes any prior proxy granted by the Stockholder Parties with respect to the Shares. The obligations described in this paragraph will not apply during any Review Period, during which the Stockholder Parties may revoke the foregoing proxy as long as it reinstates such proxy promptly upon expiration of such Review Period (unless the Company accepts a Superior Proposal, in which case the proxy will terminate).

    RESTRICTIONS ON TRANSFER. The Stockholder Parties generally agreed, prior to the expiration of the Option, not to dispose of or enter into any arrangement for the disposition of any Shares, not to deposit any Shares into a voting trust or grant any proxies or enter into any voting agreement with respect to any Shares, and not to take or omit to take any action that would prevent the Stockholder Parties from delivering the Shares to Offeror or otherwise performing its obligations under the Stockholder Agreements.

    NO SOLICITATION. Other than to the extent permitted as described under "--The Merger Agreement--Acquisition Proposals," the Stockholder Parties agreed, prior to the expiration of the Option, not to initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal.

    ADDITIONAL COVENANTS OF AMEX TRAVEL AND GADI MAIER. In addition to the above covenants, AmEx Travel agreed not to exercise any right or option to abstain from voting in favor of any sale of the Company to a non-approved buyer under the Standstill and Bring Along Agreement, dated September 14, 1999, between AmEx Travel and the Company. Gadi Maier agreed to certain noncompetition provisions.

    REPRESENTATIONS AND WARRANTIES. The Stockholder Parties made customary representations and warranties to Parent and Offeror, including with respect to
(i) their record or beneficial ownership of, and right to vote, the Shares,
(ii) their power and authority to execute and deliver the Stockholder Agreements without obtaining third-party consents, the noncontravention and nonviolation by the Stockholder Agreements of the other arrangements of the Company and of judgments, decrees, orders and laws applicable to it, and the valid, binding and enforceable effect of the Stockholder Agreements, (iii) the Shares being free of all other liens, encumbrances, voting or disposition arrangements (except for certain enumerated agreements), and (iv) upon the exercise of the Option, the transfer of good and marketable title to the Shares to Offeror, free of all liens and encumbrances (except as created by Offeror or any federal or state securities laws).

    Each of Parent and Offeror also made customary representations and warranties under the Stockholder Agreements, including with respect to (i) its incorporation, (ii) its power and authority to enter into and perform its obligations under the Stockholder Agreements, (iii) its authorization, execution and delivery of the Stockholder Agreements, and (iv) the valid, binding and enforceable effect of the Stockholder Agreements.

    ASSIGNMENT. Parent and Offeror may assign or delegate in their sole discretion any or all of their rights (including, without limitation, the Option), interests or obligations under the Stockholder Agreements to any, direct or indirect, wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder.

    THE EMPLOYMENT AGREEMENT

    In connection with the Merger Agreement, on August 27, 2000, Parent Sub entered into an employment agreement (the "Employment Agreement") with Gadi Maier (the "Executive"). Pursuant to the terms of the Employment Agreement, effective as of the Effective Time (the "Employment Date"), the Executive will be employed as President of a business unit of Parent, and will be an elected officer of Parent Sub. Either the Executive or Parent Sub may terminate the Executive's employment at any time.

    The Executive will receive an annual salary of $315,000, which will be reviewed annually. The Executive will be eligible to participate in Parent Sub's annual incentive bonus plan for the year 2001, which will pay awards based on the Company meeting pre-determined financial objectives. The Executive's award for 2001 will be at least 27.5% of the Executive's 2001 base salary.

    The Executive will be eligible to participate in Parent's Long-Term Incentive Plan ("LTIP"). The Executive will be granted a non-qualified stock option under the LTIP to purchase 100,000 shares of common stock of Parent with an exercise price equal to the fair market value of common stock of Parent as of the Employment Date. Such options will be subject to the same vesting schedule approved by Parent's board of directors for the 2001 option grants made to other Parent Sub officers. The Executive will also receive a number of restricted shares of Parent stock under the LTIP, equal to the Executive's initial annual base salary divided by the fair market value of Parent stock as of the Employment Date. Such restricted stock shall vest quarterly over two years.

    The Executive will be eligible to participate in Parent's 401(k) savings plan, Parent's life and health insurance programs and Parent's employee stock purchase plan. The Executive will also participate in a supplemental executive retirement plan and will be eligible to receive a number of other benefits and perquisites comparable to those provided to Parent Sub executive vice presidents at the time of the Employment Date.

    If, within two years of the Employment Date, the Executive's employment is terminated without "cause" or the Executive resigns following his "constructive termination," Parent Sub will (i) pay the Executive an amount equal to his target bonus, plus the greater of (a) his base salary for the remainder of the two year period, or (b) his base salary for a one year period; (ii) accelerate the vesting on his restricted stock on a pro-rata basis; and (iii) permit him to keep certain computer equipment that he has been using for business.

    In addition, Parent Sub will enter into an executive termination agreement, which will determine the Executive's benefits in the event of a termination resulting from a "change in control." The executive termination agreement will be comparable to those being provided to other Parent Sub executive vice presidents.

    For a period of two years following the termination of the Executive's employment, the Executive will not solicit employees of Parent Sub or its affiliates. The Executive will not disparage Parent Sub or its affiliates or their employees, officers and directors.

    ASSIGNMENT AND ASSUMPTION AGREEMENT

    On August 30, 2000, Parent Sub and Offeror entered into the Assignment and Assumption Agreement whereby Parent Sub assigned all of its rights and obligations under the Merger Agreement and Stockholder Agreements to Offeror. As a result of the Assignment and Assumption Agreement, all references to Merger Sub in the Merger Agreement and the Stockholder Agreements shall now refer to Offeror.

14. DIVIDENDS AND DISTRIBUTIONS.

    For a discussion of the restrictions imposed by the Merger Agreement on the ability of the Company and its Subsidiaries to pay dividends or make distributions, see Section 13, "The Transaction Documents--The Merger Agreement--Conduct of Company's Business Pending Merger."

15. CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

    Offeror shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) under the Exchange Act, any Shares not theretofore accepted for payment and may terminate or amend the Offer if (a) the Minimum Tender Condition is not satisfied immediately prior to the expiration of the Offer, (b) any applicable waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated prior to the expiration of the Offer or (c) prior to the expiration of the Offer, any of the following conditions exist or shall occur:

        (i) Parent is unable to obtain any approval, consent, authorization or clearance from any or all Governmental Authorities as required for the consummation of the Merger or one of the preceding shall require Parent or any of its Subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date;

        (ii) a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any type of restraint which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the purchase of the Shares under the Offer;

        (iii) (A) the representations and warranties of the Company set forth in the Merger Agreement shall have failed to be true and correct in any respect (in the case of any representation or warranty containing materiality or knowledge qualifiers) or in any material respect (in the case of those representations or warranties not containing materiality or knowledge qualifiers), as applicable as of the date of the Merger Agreement and as of the date of the purchase of the Shares under the Offer as though made on and as of the date of the purchase of the Shares under the Offer (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct only as of such date); provided, however, that if the condition set forth in this sentence cannot be satisfied due to occurrences, changes or events after the date of the Merger Agreement that, taken as a whole, could not reasonably be expected to have a material adverse effect on the Company, then such condition shall be deemed satisfied notwithstanding any such occurrences, changes or events. Parent and Offeror shall have received a certificate, dated as of the purchase of the Shares under the Offer, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect; or (B) the Company shall have failed to perform in all material respects any obligation required to be performed by it under the Merger Agreement at or prior to the purchase of the Shares under the Offer, and Parent shall have received a certificate, dated as of the date of purchase of the Shares under the Offer, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect; or

        (iv) the Merger Agreement shall have been terminated in accordance with its terms.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

    Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any material pending legal proceedings relating to the Offer, nor of any regulatory requirements which must be complied with or regulatory approvals which must be obtained in connection with the Offer, in each case which would be material to a stockholder's decision whether to sell, tender or hold Shares. Should compliance with any such regulatory requirement or the obtaining of any such regulatory approval be required, Parent and Offeror currently contemplate that they would seek to comply with such requirement or obtain such permit, except as described below under "--State Takeover Laws," but Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that, if necessary, any such requirement would be complied with or approval be obtained, or would be complied with or obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such requirement was not complied with or approval obtained, and in certain such events Offeror could decline to accept for payment, or pay for, any Shares tendered. See Section 15, "Certain Conditions to Offeror's Obligations."

    STOCKHOLDER LITIGATION. The Company is not currently involved in any stockholder litigation.

    ANTITRUST. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the acquisition of Shares by Offeror pursuant to the Offer may not be consummated unless certain information has been furnished to the Anti-Trust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The rules under the Hart-Scott-Rodino Act require the filing of a Notification and Report Form (the "Form") with the Antitrust Division and the FTC. The waiting period under the Hart-Scott-Rodino Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th day after the Form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act is a condition to Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of Shares of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or of the Company or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    As of September 1, 2000 Offeror had filed Forms with the Antitrust Division and the FTC and the Company filed forms with the Antitrust Division and the FTC on September 11, 2000.

    FEDERAL RESERVE BOARD REGULATIONS. Federal Reserve Board Regulations T, U and X promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be borrowed in order to finance the Offer, Parent and Offeror believe that such regulations are not applicable to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that a state may, as a matter of corporate law and, in particular, with respect to those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. In that case, the law of the State of Indiana before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person became an interested stockholder unless, prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or approved the business combination. Prior to the execution of the Merger Agreement, the Board of Directors of the Company unanimously approved the Offer, the Merger and the Merger Agreement, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and recommended acceptance of the Offer and approval of the Merger and the Merger Agreement by the stockholders of the Company. Accordingly, Section 203 of the DGCL is not applicable to the Offer and the Merger.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. In the Merger Agreement, the Company has represented that none of those takeover laws, other than Section 203 of the DGCL, are applicable to the Company, the Shares, the Offer, the Merger, the Merger Agreement, the Stockholder Agreements or the transactions contemplated thereby. However, other than for the assurances provided to Offeror through that representation, Offeror does not know whether the takeover laws of any state, other than Section 203 of the DGCL, will, by their terms, apply to the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, and neither Parent not Offeror has attempted to comply with any such laws other than Section 203 of the DGCL. If any other such laws are so applicable, Parent and the Company have agreed, in the Merger Agreement, that they and their respective Board of Directors will grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, the Stockholder Agreements, the Offer and the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Subject to that requirement under the Merger Agreement, should any person seek to apply any state takeover law, Offeror reserves the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, Offeror might be unable (pursuant to such laws or an injunction ordered thereunder) to accept for payment, or pay for, any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15, "Certain Conditions to Offeror's Obligations."

17. FEES AND EXPENSES.

    Except as described in this Section 17, neither Offeror nor Parent (i) will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    Goldman Sachs has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay to Goldman Sachs reasonable and customary compensation for its services and to reimburse it for its out-of-pocket expenses in connection with the Offer. In addition, Parent has agreed to indemnify Goldman Sachs and certain related persons against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

    Parent has retained D.F. King & Co., Inc. as Information Agent and EquiServe Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and reimbursement for their out-of-pocket expenses in the Offer. The Depositary and the Information Agent will also be indemnified by Offeror against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

18. MISCELLANEOUS.

    Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would be prohibited by administrative or judicial action pursuant to any valid state statute. If Parent or Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, Offeror cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Parent or Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror or Parent. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

    Parent and Offeror have filed with the Commission the Schedule TO pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d3(a)(1) thereunder, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company" (except that they may not be available at the regional offices of the Commission).

                                            GETTHERE ACQUISITION CORP.

September 11, 2000

                                                                         ANNEX I

                        DIRECTORS AND EXECUTIVE OFFICERS
                       OF PARENT, PARENT SUB AND OFFEROR

    The names and ages of the directors, managers and executive officers of Parent, Parent Sub and Offeror, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States and has been employed by Parent, Parent Sub or Offeror, as the case may be, for the last five years. Except as otherwise noted, the directors and executive officers of Parent, Parent Sub and Offeror have a business address of 4255 Amon Carter Boulevard, Fort Worth, Texas 76155, with a business telephone number of 817-963-6700.

                                     PARENT

                                               PRESENT PRINCIPAL OCCUPATION, OR EMPLOYMENT WITH PARENT;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   --------------------------------------------------------
Edward A. Brennan (66).......................  Director since November 1996. Retired since August 1995,
400 Michigan Ave.                              Chairman, President and Chief Executive Officer, Sears,
Suite 400                                      Roebuck & Co. Director of The Allstate Corporation, AMR
Chicago, IL 60611                              Corporation, American Airlines, Inc., Dean Foods
                                               Company, Morgan Stanley Dean Witter & Co., Minnesota
                                               Mining and Manufacturing Company, and Unicom
                                               Corporation.

Paul C. Ely, Jr. (68)........................  Director since January 1997. Owner of Santa Cruz Yachts
3 Alexis Court                                 since 1995. Venture Capitalist at Alpha Partners, from
Menlo Park, CA 94025                           1989 to 1997. Director of Parker Hannifan Corporation,
                                               Tektronix, Inc. and Travelocity.com Inc.

William J. Hannigan (41).....................  Chairman of the Board since March 2000. President and
                                               Chief Executive Officer since December 1999. Director
                                               since December 1999. President of SBC Global Markets for
                                               SBC Communications, during 1999. President--Business
                                               Communication Services, Southwestern Bell/SBC, from 1998
                                               to 1999. Chair SBC DataComm Strategy Task Force and
                                               Regional President Central and West Texas Southwestern
                                               Bell, from 1997 to 1999. Vice President--Business and
                                               Government Markets Pacific Bell, from 1996 to 1997. Vice
                                               President--Engineering and Applications Support, Sprint
                                               Corporation, from 1995 to 1996. Director and Chairman of
                                               the Board of Travelocity.com, Inc.

                                               PRESENT PRINCIPAL OCCUPATION, OR EMPLOYMENT WITH PARENT;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   --------------------------------------------------------
Glenn W. Marschel, Jr. (54)..................  Director since November 1996. Chairman of the Board of
650 Suffolk St.                                Additech, Inc., since October 1997. Chief Executive
Suite 307                                      Officer, President and Co- Chairman of Faroudja, Inc.,
Lowell, MA 01854                               from October 1998 to August 2000. President and Chief
                                               Executive Officer of Paging Network, Inc., from December
                                               1995 to August 1997. Vice Chairman, First Financial
                                               Management Co., from April 1995 to November 1995. Group
                                               President, Automatic Data Processing, January 1995.
                                               Director of Travelocity.com, Inc., NetNumber.com, and
                                               Sage, Inc.

Bob L. Martin (51)...........................  Director since January 1997. Retired since July 1999.
19 Brixham                                     President and Chief Executive Officer, Wal-Mart
Rogerss, AR 72758                              International Inc., from September 1992 to June 1999.

Mary Alice Taylor (50).......................  Director since May 2000. Independent Executive since
PO Box 1499                                    September 2000. Chairman, President and Chief Executive
Fairhope, AL 36533                             Officer, HomeGrocer.com, Inc., from 1999 to September
                                               2000. Corporate Executive Vice President--Global
                                               Operations and Technology, Citibank, N.A. from 1997 to
                                               1999. Senior Vice President for the Americas and the
                                               Caribbean, FDX Corporation, from 1994 to 1997. Director
                                               of Autodesk, Inc. and Dell Computer.

Richard L. Thomas (69).......................  Director since November 1996. Retired since 1996.
Bank One Plaza                                 Chairman, First Chicago NBD Corp., from December 1995 to
Mail Code: ILI-0518                            May 1996. Chairman, First Chicago Corp., from January
Chicago, IL 60670                              1992 to December 1995. Director of IMC Global Inc., Sara
                                               Lee Corp., and Unicom Corporation.

Jeffery M. Jackson (44)......................  Executive Vice President, Chief Financial Officer, and
                                               Treasurer since May 1999. Senior Vice President, Chief
                                               Financial Officer and Treasurer, from August 1998 to May
                                               1999. Vice President and Controller, American Airlines,
                                               Inc., from January 1998 to August 1998. Vice President--
                                               Corporate Development and Treasurer, American Airlines,
                                               Inc., from March 1995 to January 1998. Vice President
                                               and Treasurer, American Airlines, Inc., from April 1992
                                               to March 1995. Vice President--Corporate Development and
                                               Fleet Planning, American Airlines, Inc., from April 1992
                                               to March 1995.

                                               PRESENT PRINCIPAL OCCUPATION, OR EMPLOYMENT WITH PARENT;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   --------------------------------------------------------
David A. Schwarte (50).......................  Executive Vice President and General Counsel since March
                                               2000. Director, Kelly Hart & Hallman from July 1998 to
                                               March 2000. Managing Director--International Affairs,
                                               American Airlines, Inc., from December 1996 to July
                                               1998. Associate General Counsel, American Airlines,
                                               Inc., from September 1995 to December 1996.

Eric J. Speck (43)...........................  Executive Vice President since May 1999. Senior Vice
                                               President, Sabre Travel Information Network, from March
                                               1997 to May 1999. Vice President for Sabre Travel
                                               Information Network, European Unit, from August 1995 to
                                               March 1997. Vice President--Product Marketing for Sabre
                                               Travel Information Network, from 1991 to March 1997.

                                   PARENT SUB

                                               PRESENT PRINCIPAL OCCUPATION, OR EMPLOYMENT WITH PARENT
NAME AND AGE                                   SUB; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   -------------------------------------------------------
William J. Hannigan (41).....................  Director since December 1999. Chairman of the Board since March 2000. President and Chief Executive Officer
                                               since December 1999. See also description above.

Jeffery M. Jackson (44)......................  Director since August 1998. Executive Vice President and Chief Financial Officer since August 1998. See also
                                               description above.

Eric J. Speck (43)...........................  Director since March 2000. Executive Vice President,
                                               President--Travel Marketing & Distribution Unit since
                                               May 1999. See also description above.

David A. Schwarte (50).......................  Executive Vice President and General Counsel since
                                               March 2000. See also description above.

                                    OFFEROR

                                               PRESENT PRINCIPAL OCCUPATION, OR EMPLOYMENT WITH OFFEROR;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   ---------------------------------------------------------
William J. Hannigan (41).....................  Director since August 2000. See description above.

Jeffery M. Jackson (44)......................  Director since August 2000. See description above.

Eric J. Speck (43)...........................  Director since August 2000. See description above.

James F. Brashear (43).......................  Senior Vice President and Deputy General Counsel of Sabre
                                               Inc. since May 2000. Corporate Secretary of Sabre
                                               Holdings Corporation and Sabre Inc. since March 2000.
                                               Deputy General Counsel at Sabre Inc. from November 1999
                                               to March 2000. Associate General Counsel of Sabre Inc.
                                               from October 1996 to October 1999. Senior Attorney at
                                               American Airlines, Inc. from January 1995 to October
                                               1996.

Thomas Klein (38)............................  President since August 2000. President Emerging Business of Sabre Inc. since April 2000. Senior Vice President for
                                               North America, Sabre Inc., from 1999 to 2000. Senior Vice
                                               President for Latin America and the Caribbean, Sabre
                                               Inc., from 1997 to 1999. Managing Director Global Agency
                                               Solutions, Sabre Inc., from 1996 to 1997. Director
                                               General--Sabre Joint Venture, Sabre Inc., from 1994 to
                                               1996.

James E. Murphy (46).........................  Treasurer since August 2000. Senior Vice President of
                                               Corporate Development and Treasurer of Sabre Inc. since
                                               July 1997. Vice President--North American Sales and
                                               Service of Sabre Inc. from October 1994 to July 1997.

Scott W. Smith (41)..........................  Vice President since August 2000. Senior Vice President and General Manager for Sabre BTS since 1999. Vice
                                               President of Sales and Marketing for Sabre BTS from 1997
                                               to 1999. Managing Director of National Accounts for Sabre
                                               Travel Information Network from 1996 to 1997. Managing
                                               Director of Market Planning from 1995 to 1996.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF THE COMPANY OR ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:
                            EQUISERVE TRUST COMPANY

       BY MAIL:                  BY HAND IN NEW YORK:          BY HAND/OVERNIGHT COURIER:

EquiServe Trust Company        EquiServe Trust Company          EquiServe Trust Company
    P.O. Box 842010          C/O Securities Transfer and          40 Campanelli Drive
 Boston, MA 02284-2010         Reporting Services Inc.            Braintree, MA 02184
                            100 Williams Street--Galleria
                                  New York, NY 10038

                           BY FACSIMILE TRANSMISSION:
                        (781) 575-4826 or (781) 575-4827
              TO CONFIRM RECEIPT OF NOTICE OF GUARANTEED DELIVERY:
                                 (781) 575-4816

Any questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. A stockholder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
             BANKS AND BROKERAGE FIRMS CALL COLLECT: (212) 425-1685
                        ALL OTHERS CALL: (800) 928-0153